EXHBIT 99.1


Immediate Release
        News Wire
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December 22, 2003
Helix BioMedix Raises $1.2 Million

Bothell, Washington - December 22, 2003/PR Newswire/Helix BioMedix, Inc. Helix BioMedix, Inc. (OTC BB: HXBM.OB), an early stage biotechnology company announced today that the Company has raised approximately $1.2 million in a private equity financing.

R. Stephen Beatty, Helix BioMedix President and CEO commented, "We are pleased with the investor confidence in our technology and business strategy. We will use the proceeds from this financing to fund continued development of Helix BioMedix peptide candidates for applications in the areas of skin care, wound healing and antimicrobial therapeutics."

Helix also announced that a study of the Company's wound healing peptide, HB107, conducted by Professor Richard Gallo's laboratory at the University of California, San Diego, has been accepted for publication in the Journal of Wound Repair and Regeneration.



About Helix BioMedix:
Helix BioMedix, Inc. is an early-stage biotechnology company whose mission is to become the industry leader in developing and commercializing bioactive peptides (small proteins). The antimicrobial and wound healing properties of these peptides qualify them for inclusion in a wide range of both pharmaceutical and consumer products. The Company is currently focused on the development of selected peptides as pharmaceutical agents for use in treating cystic fibrosis, sexually-transmitted diseases, and in wound healing. Non-pharmaceutical applications being pursued by Helix BioMedix include adjuvants for cosmetics/cosmeceuticals and wide-spectrum biocides. More information about the Company and its proprietary peptides can be found on the Company's website at www.helixbiomedix.com.

For more information, please contact: R. Stephen Beatty President and CEO
(425)-402-8400 sbeatty@helixbiomedix.com